Exhibit 28(h)(viii)

Amendment No.1 to the Participation Agreement

This Amendment to the Participation Agreement (“Agreement”) between American Funds Insurance Series (the “Series”), Capital Research and Management Company (“CRMC”) and SunAmerica Annuity and Life Assurance Company, formerly known as AIG SunAmerica Life Assurance Company (“SunAmerica Annuity”) and SunAmerica Series Trust (collectively with SunAmerica Annuity, the “Company”) dated August 30, 2006 is effective this 1st day of April, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Series and Company agree to distribute the prospectuses of the funds within the Series pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Series represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Series and its funds.

3.	The Series agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Series and fund documents required to be posted in compliance with rule 498.

4.	The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(I) involving contract owner requests for additional Fund documents made directly to the Series, CRMC or one of their affiliates.

5.	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Company or one of its affiliates.

6.	Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses, which may be done in its sole discretion, will be done in compliance with Rule 498. Such bundling may include the Summary Prospectuses and/or Statutory Prospectuses for other investment options offered in the Contracts and the Contract Prospectuses.

7.	CRMC and the Series may provide web links or URL’s to the Company for use with Company’s electronic delivery of fund documents or on the Company’s website. Company will be solely responsible for the maintenance of such web links. CRMC and the Series will be responsible for maintaining the Series’ and funds’ current documents on the site to which such web links or URL’s originally navigate to. Alternatively, the Company shall be permitted, but not required, in its sole discretion, to post a copy of the Series’ Statutory Prospectuses and/or Summary Prospectuses on the Company’s web site.

8.	The Series agrees to provide the Company with 60 days advanced notice of any change to a prospectus that would require the bound volume referred to in Section 6 of this Amendment to be reprinted, including among other things, liquidation or merger of a fund with another fund, or a determination by the fund that it no longer wishes to utilize the Summary Prospectus delivery option tor the Series.

9.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

10.	The parties agree that Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of Company. The Company agrees that it will give CRMC and the Series sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

[Signature Pages to Follow}

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 1, 2011.

AMERICAN FUNDS INSURANCE SERIES

By:	/s/
Its:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ MICHAEL DOWNER
Its:	Senior Vice President and Secretary

SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

By:	/s/ JANA W. GREER
Its:	President and Chief Executive Officer

SUNAMERICA SERIES TRUST

By:	/s/ NORI L. GABERT
Its:	Vice President and Secretary

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